Exhibit 10.14

COLE HAAN

45 WEST 18TH STREET

NEW YORK NY 10011

COLEHAAN.COM

January 8, 2020

Mr. Lee Wyatt

VIA EMAIL

Re:	Cole Haan Inc. Board Membership

Dear Lee:

Welcome to the Board of Directors (the “Board”) of Cole Haan, Inc. (the “Company”). We are delighted for you to join the Board on the terms and conditions set forth below.

As a member of the Board, you will be joining me and the other Board members as we work together to provide the needed guidance and oversight to the Company. In addition, you will be appointed Chair of the Board’s Audit Committee. The effective date of your appointment to the Board and as Chair of the Audit Committee will be no later than January 28, 2020, pursuant to the appropriate Board actions and resolution.

Our expectations for your participation on the Board are as follows:

•	To attend and contribute to each regularly scheduled meeting of the Board and each regularly scheduled meeting of the Audit Committee;

•	To serve as Chair of the Audit Committee; and

•	To be available on an ad hoc basis for any other Board and/or Audit Committee discussions, either telephonically or in person, upon reasonable notice.

In connection with your appointment, we are pleased to offer you the following compensation package:

•

An annual cash retainer in the amount of $75,000 for your service on the Board, generally payable quarterly, with the first quarterly payment to be made as soon as practicable following effectiveness of your appointment and covering the period from your appointment date through March 31, 2020.

•

An annual equity award of restricted stock units under the Company’s equity-based incentive plan which will have a grant date value equal to the amount set forth below for calendar years 2020 through 2022:

•	2020: $325,000

•

2021: $125,000 to $225,000, depending on the time commitment required during the year, and as approved by the Board following consultation with you and the Company’s Chief Financial Officer during the 4th calendar quarter in 2020; and

•	2022: $125,000

We expect to grant the 2020 award upon or promptly following consummation of the Company’s initial public offering. Restricted stock unit awards will be subject to the terms and conditions of the Company’s equity-based incentive plan and the applicable award agreement, including with respect to vesting, and will provide for one-year time vesting and acceleration upon a change in control (as defined in the Company’s equity-based incentive plan).

•

An additional annual cash retainer in the amount of $25,000 for your service as Chair of the Audit Committee, generally payable quarterly, with the first payment to be made as soon as practicable following effectiveness of your appointment and covering the period from your appointment date through March 31, 2020.

The above-described compensation package is subject to your continued service on the Board.

The Company will reimburse you for all reasonable out-of-pocket travel expenses that you incur in connection with your attendance at meetings of the Board, subject to the submission of applicable documentation in accordance with the expense reimbursement policies of the Company as in effect from time to time.

In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation and bylaws, each as may be amended from time to time, and under any director and officer insurance the Company may have and maintain from time to time. We acknowledge receipt of your completed PwC independence form.

You will have full responsibility, and neither the Company nor any of its affiliates shall have any responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to any compensation paid hereunder or in respect of any equity-based awards that you receive from the Company.

This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your acceptance of the above terms by signing and returning a copy of this letter to me by January 10, 2020. Please feel free to contact me should you have any questions.

Sincerely yours,

/s/ Laura W. Kelley
SVP, Legal, HR and General Counsel

AGREED AND ACCEPTED

/s/ Lee Wyatt	1/9/20
Lee Wyatt	Date

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